Exhibit 99.1
4925 Greenville Avenue, 14th Floor · Dallas, Texas 75206 · Telephone: 214/692-9211 · Fax: 214/692-5055

Contact:	Bob G. Alexander
Philip D. Devlin
Randall D. Cooley
FOR IMMEDIATE RELEASE
(OTC BULLETIN BOARD: NEGI)
NATIONAL ENERGY GROUP, INC. REPORTS FISCAL 2005 SECOND QUARTER RESULTS
DALLAS, TX — August 10, 2005 — National Energy Group, Inc. (OTC Bulletin Board: NEGI) today announces results for the second quarter ended June 30, 2005.
Results of Operations
On September 12, 2001 as provided in the Company’s Joint Plan of Reorganization, the Company contributed all its operating assets and oil and gas properties excluding cash of $4.3 million to NEG Holding LLC in exchange for an initial 50% membership interest (the “LLC Contribution”). Following the LLC Contribution, the Company no longer directly owns oil and gas properties and will only recognize income from accretion of the preferred investment and fees attributable to the management and operation of NEG Holding LLC’s oil and gas properties. The income from accretion of the preferred investment and management fees amounted to $10.6 million and $3.2 million, respectively, for the quarter ended June 30, 2005. The income from accretion of the preferred investment and management fees amounted to $20.4 million and $6.5 million, respectively for the six months ended June 30, 2005.
For the Three Months Ended June 30, 2005
Net income of $4.8 million was recognized for the three months ended June 30, 2005, compared with net income of $3.2 million for the comparable 2004 period.
Total revenues increased $2.7 million (24.3%) to $13.8 million for the second quarter of 2005 from $11.1 million for the second quarter of 2004.
The Company had no oil and natural gas production during the second quarter of 2005 or 2004 due to the LLC Contribution.

For the Six Months Ended June 30, 2005
Net income of $9.1 million was recognized for the six months ended June 30, 2005 compared with net income of $6.2 million for the comparable 2004 period.
Total revenues increased $5.3 million (24.4%) to $27.0 million for the six months ended June 30, 2005 from $21.7 million for the comparable 2004 period.
Oil and Gas Operations
NEG Holding LLC conducts its oil and gas operations through its affiliate, NEG Operating LLC. The Company manages all of these oil and gas operations pursuant to a management agreement with NEG Operating LLC. The Company also manages the assets of TransTexas Gas Corporation and Panaco, Inc.
Subsequent Events
On July 8, 2005 we announced that we received an offer from AREP, the holder of 50.1% of our outstanding shares, regarding a transaction pursuant to which our existing shareholders, other than AREP, would receive $3.00 in cash for each share of our common stock held by them. In the event of such transaction, AREP and its subsidiaries would own 100% of our stock. On July 11, 2005, our Board of Directors formed a special committee to be chaired by one of our independent directors, which was charged with evaluating and recommending a response to the AREP offer.
National Energy Group, Inc. (OTC Bulletin Board: NEGI) is a Dallas, Texas based company.
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission.
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National Energy Group, Inc.
Summary Financial Results
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Results of Operations Data:
Revenues:
Accretion of Investment in NEG Holding LLC	$10,550	$8,219	$20,444	$16,124
Management fee	3,246	2,861	6,520	5,479
Interest income and other, net	18	8	28	13

Total revenue	13,814	11,088	26,992	21,616
Costs and expenses:
Salaries and wages	1,875	1,705	3,945	3,217
Insurance	198	253	381	477
Rent and utilities	217	173	398	346
Other general and administrative expenses	616	618	1,238	1,141
Interest expense	3,485	3,485	6,970	6,970

Total costs and expenses	6,391	6,234	12,932	12,151

Income before income taxes	7,423	4,854	14,060	9,465
Income tax expense	(2,598)	(1,699)	(4,921)	(3,313)

Net income to common shareholders	$4,825	$3,155	$9,139	$6,152

Cash Flow Data:
Cash flow from operations (1)	$(3,637)	$(4,023)	$(7,402)	$(7,825)

Per share data:
Net income per common share, basic and diluted	$.43	$.28	$.82	$.55
Cash flow from operations (1)	$(.32)	$(.36)	$(.66)	$(.69)

Shares used in per share computations :
Earnings per share, basic and diluted	11,191	11,191	11,191	11,191
Cash flow per share, basic and diluted	11,191	11,191	11,191	11,191

National Energy Group, Inc.
Condensed Balance Sheet
(In thousands)

	June 30,	December 31,
	2005	2004
Assets
Cash, cash equivalents and marketable securities	$4,149	$2,488
Other current assets	1,409	2,582
Investment in NEG Holding LLC	100,254	87,800
Deferred tax asset	14,320	19,242

Total assets	$120,132	$112,112

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities	$2,771	$2,871
Senior notes due to affiliate	148,637	148,637
Deferred gain on senior note redemption	2,717	3,737
Stockholders’ deficit	(33,993)	(43,133)

Total liabilities and stockholders’ equity (deficit)	$120,132	$112,112

(1)	Cash flow from operations is shown before changes in working capital accounts.